Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN INCREASES DIVIDEND BY 14.3 PERCENT AND DECLARES QUARTERLY DIVIDEND; DIVIDEND INCREASED FOR 18TH CONSECUTIVE YEAR SINCE INITIATION

STAMFORD, CT, February 23, 2022 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging for consumer goods products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.16 per share quarterly cash dividend on the Company’s common stock, payable on March 31, 2022 to the holders of record of the common stock of the Company on March 17, 2022. This represents a 14.3 percent increase from last year in the Company’s quarterly cash dividend, which the Company has increased every year since it began paying cash dividends in 2004.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 113 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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